CAPCO AMERICA SECURITIZATION CORPORATION
       (FORMERLY KNOWN AS NOMURA ASSET SECURITIES CORPORATION), DEPOSITOR
             NOMURA ASSET CAPITAL CORPORATION, MORTGAGE LOAN SELLER
               NASC COMMERCIAL MORTGAGE TRUST 1998-D6, TRUST FUND
          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-D6

Supplement,  dated January 25, 1999, to  Prospectus  Supplement  dated March 27,
1998

RECENT DEVELOPMENTS

         On October 22, 1998, The Nomura Securities Co., Ltd. ("NSC"), NHA's parent, reported that its consolidated after-tax losses for the six-month period ending September 30, 1998 was $1,504,000,000 and NHA reported it had incurred a pre-tax loss of $1,160,000,000 for the same period. Approximately $566,000,000 of that loss was attributable to mark-to-market losses in the value of CCA's assets. Following the report of those losses, NSC made an additional equity investment in NHA in the amount of $1,200,000,000.

         There can be no assurance that either CCA or NHA will not experience further losses, that NSC will provide additional capital to NHA or that NHA will contribute additional capital to CCA. In addition, current market uncertainty and volatility have had, and may continue to have, further significant adverse impact on the financial condition and/or operations of CCA and NHA.

         On December 11, 1998, CCA announced that it will not undertake any new loan commitments. CCA also has announced that it will shortly close its regional offices and that it will be consolidating and centralizing its activities in New York. As a result of its termination of loan origination activities, a significant number of employees primarily related to these activities are being terminated. These employees represent a substantial majority of CCA's staff.

         In another development, effective January 7, 1999, CRIIMI MAE Services Limited Partnership resigned as special servicer and Banc One Mortgage Capital Markets, LLC was appointed as successor special servicer.

         In addition, on October 7, 1998, S&P lowered its subordinated debt rating on AMRESCO Inc., the parent of AMRESCO Services, L.P. (the "Servicer"), from "B" to "CCC+" and its long-term counterparty credit rating from "BB-" to "B." As a result of these rating downgrades, S&P revised its commercial loan servicer rating for the Servicer from "Strong" to "Average." The Servicer remains on S&P's approved list of servicers.